EXHIBIT 3.09

                 INCORPORATED UNDER THE LAWS OF
                      THE STATE OF DELAWARE

No. 0001                                             Shares 1,000


      This Certifies that PANDA INTERFUNDING CORPORATION is the owner of ONE THOUSAND (1,000) shares of the Capital Stock of

                 PANDA INTERHOLDING CORPORATION

                          Common Stock

      transferable only on the books of the Corporation by the holder hereof in person only or by Attorney upon surrender of this Certificate properly endorsed.

           IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers, and has sealed with the Seal of the Corporation this 25th day of July A.D., 1996.


               /s/Janice Carter              /s/Robert W. Carter
               Janice Carter                 Robert W. Carter